Exhibit 99.1

DISNEY SAVINGS AND INVESTMENT PLAN

REPORT ON FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

DISNEY SAVINGS AND INVESTMENT PLAN

INDEX TO FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:
Statements of Net Assets Available for Benefits as of December 31, 2012 and 2011	2

Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2012	3

Notes to Financial Statements	4

Additional Information (included pursuant to Department of Labor’s Rules and Regulations):*

Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2012	12

Schedule H, line 4d – Schedule of Nonexempt Transactions for the year ended December 31, 2012	13

*Other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of the
Disney Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Disney Savings and Investment Plan (the “Plan”) at December 31, 2012 and 2011, and the changes in net assets available for benefits for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets (Held at End of Year) as of December 31, 2012 and Nonexempt Transactions for the year ended December 31, 2012 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
June 24, 2013

DISNEY SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)
	December 31,
	2012	2011
Assets
Investments in Master Trust at fair value:
Disney Stock ESOP Fund	$911,596	$711,318
Disney Stock Non ESOP Fund	2,789	1,070
Fidelity Institutional Money Market Fund	268,481	267,926
Fidelity Capital Appreciation K Fund	337,051	280,193
Fidelity Diversified International K Fund	199,766	169,594
Fidelity Freedom Income K Fund	9,378	6,772
Fidelity Freedom 2000 K Fund	4,118	3,632
Fidelity Freedom 2005 K Fund	2,854	2,906
Fidelity Freedom 2010 K Fund	15,747	16,061
Fidelity Freedom 2015 K Fund	51,848	46,703
Fidelity Freedom 2020 K Fund	62,281	51,884
Fidelity Freedom 2025 K Fund	64,888	51,918
Fidelity Freedom 2030 K Fund	63,038	46,534
Fidelity Freedom 2035 K Fund	60,622	43,001
Fidelity Freedom 2040 K Fund	55,777	38,775
Fidelity Freedom 2045 K Fund	27,668	16,352
Fidelity Freedom 2050 K Fund	20,745	11,610
Fidelity Freedom 2055 K Fund	1,292	—
PIMCO Total Return Fund	418,419	355,147
Baron Growth Fund	106,760	89,454
Sequoia Fund	350,637	297,306
Calamos Growth Fund	143,826	135,831
Federated US Treasury Cash Reserves	18,136	15,025
Vanguard Institutional Index Plus Shares Fund	274,617	235,872
Vanguard Small-Cap Index Fund	45,396	34,048
Vanguard Mid-Cap Index Plus Shares Fund	116,574	103,434
Vanguard Total Stock Market Index Fund	22,365	12,907
Vanguard Total Bond Market Index Fund	33,430	23,868
Royce Low Priced Stock Fund	61,616	68,367
Spartan International Index Fund	13,335	7,684
Total investments	3,765,050	3,145,192

Receivables:
Participant contributions	7	—
Employer contributions	2,932	2,836
Interest and dividend income	—	11,410
Notes receivable from participants	53,473	49,581
Total receivables	56,412	63,827

Net assets available for benefits	$3,821,462	$3,209,019

The accompanying notes are an integral part of these financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)
For the Year Ended
December 31, 2012

Plan's interest in Master Trust's investment income:
Dividends	$101,967
Net appreciation in fair value of investments (Note 3)	467,241
569,208

Interest income on notes receivable from participants	2,291

Contributions:
Participant	229,317
Employer	48,672
277,989

Deductions from net assets attributed to:
Benefits paid to participants	236,788
Administrative expenses (Note 5)	257
237,045

Net increase	612,443

Net assets available for benefits:
Beginning of year	3,209,019

End of year	$3,821,462

The accompanying notes are an integral part of these financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

1.	Description of the Plan

General
The Walt Disney Company (the “Company”) adopted the Disney Salaried Savings and Investment Plan (the “Plan”) effective as of May 1, 1984. Effective February 2, 2007, the name of the Plan changed to Disney Savings and Investment Plan. The Plan is a defined contribution plan intended to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the “Code”). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). This Plan is also an Employee Stock Ownership Plan (“ESOP”), which is intended to comply with Section 4975(e)(7) of the Code. The ESOP provides employees the opportunity to participate in the performance, both positive and negative, of Company common stock. The following description of the Plan provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

Administration of the Plan
The Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the “Committee” or “Plan Administrator”) administers the Plan, interprets its provisions and resolves all issues arising in the administration of the Plan.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Management Trust Company (“Fidelity” or the “Trustee”). Pursuant to the trust agreement, Fidelity executes the day-to-day activities of trust administration.

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation
Participation in the Plan is available to eligible domestic employees of the Company and its subsidiaries participating in the Plan. Eligible employees age 18 or older may enroll and begin making contributions 90 days after their hire date.

The Plan accepts direct cash rollovers from other qualified plans or individual retirement accounts regardless of whether the employee has met the eligibility service requirement.

Contributions
Participants are permitted to make pre-tax contributions or after-tax Roth contributions or a combination of both in whole percentages, up to 50 percent of their base compensation, through weekly payroll deductions. A participant’s total pre-tax contributions, after-tax Roth 401(k) contributions and the Company’s matching contributions, in any Plan year, cannot exceed the limits provided under Section 402(g) and Section 415 of the Code.

Once the participant reaches one year of service, the Company will begin making matching contributions in the amount of the lesser of two percent of eligible compensation or 50 percent of employee contributions. The Company may change the level of matching contributions or cease making matching contributions.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

1.	Description of the Plan (continued)

Contributions (continued)
Income earned on participant pre-tax contributions and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan. Income earned on Roth 401(k) contributions is not taxable if distributed in a qualified distribution. A Roth 401(k) withdrawal is considered a qualified distribution if five taxable years have passed since a participant’s first contribution and the withdrawal is attributable to the participant’s attainment of age 59 ½, disability or death.

Vesting
Participants are fully vested immediately in all contributions, including the Company’s matching contributions, and all earnings thereon.

Investments
Participants may direct the investment of their individual contributions and any Company matching contributions in any one or more of the investment funds established under the Plan. Participants may elect to change the investment of their contributions or to transfer all or part of their account balances among the various investment funds in increments of one percent.

Benefits, Distributions and Withdrawals
A participant’s entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Distributions are made in cash or participants can elect to receive any part of their Disney Stock Fund accounts in the form of Company common stock plus cash for any fractional shares. Participants’ account balances under $1,000 are automatically distributed within 60 days following the participant’s termination date (or on a future date at which the fair market value of the account balance should fall below $1,000), less 20 percent for federal tax withholding, unless the participant elects to rollover the distribution into an IRA or another qualified plan. Participants with account balances of $1,000 or more may elect a distribution at any time following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

In-service withdrawals, up to 100 percent of the participant’s account, are available after reaching age 59½. Hardship withdrawals are limited to the amounts necessary to satisfy a financial hardship and will be made if the Committee, or its delegate, determines that the reason for the hardship complies with applicable requirements under the Code and the Plan.

Voting Rights for the Disney Stock Funds
Each participant has the right to direct the Trustee concerning shareholder rights, such as voting rights or tender offers. An appointed independent fiduciary will vote the shares if a participant does not give specific voting instructions to the Trustee. If an independent fiduciary is not appointed in a particular year or does not give the Trustee timely direction, the Trustee will vote those shares in the same proportion it has received instructions from other participants. If the Trustee does not receive specific tender offer instructions, the Trustee will not tender those shares.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

1.	Description of the Plan (continued)

Notes Receivable from Participants
Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All notes made by participants are secured by their accounts with a right of offset. Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. The minimum amount of each note is $1,000, and a participant may only have one note outstanding.

Notes may have a term of up to five years. However, the term can be extended to thirty years if the note is used to acquire or construct a principal residence of the participant. The interest rate on notes is determined at the time the note was issued based on the prime rate plus one percent. Note payments, including interest, are credited to the participant’s account.

Plan Amendment or Termination
The Company reserves the right to amend or modify the provisions of the Plan. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations and in the form and manner determined by the Committee, a payment equal to the value of the participant’s account balance at the time of liquidation.

2.     Summary of Significant Accounting Policies

Basis of Accounting
The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Risks and Uncertainties
The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks, which can include increases in defaults and credit rating downgrades. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term could materially affect participants’ account balances, the amounts reported in the Statements of Net Assets Available for Benefits and in the Statement of Changes in Net Assets Available for Benefits.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

2.     Summary of Significant Accounting Policies (continued)

Investment Valuation and Income Recognition
The Plan’s investments are all held in the Disney Savings Plan Master Trust (the “Master Trust”). Shares in registered investment companies are valued at the net asset value of shares held by the Plan at year end. The Disney Stock ESOP Fund is valued at the year end quoted market price of Company common stock. The Disney Stock Non ESOP Fund was added to be used for employee and employer contributions that are directed to be invested in Company common stock and is also a share accounted fund with real time trading and valued at the year end quoted market price of Company common stock. The balances in the Disney Stock Non ESOP Fund will be automatically transferred to the Disney Stock ESOP Fund annually. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

Net Appreciation/Depreciation in Fair Value of Investments
The Plan’s share of the Master Trust’s net appreciation or depreciation in the fair value of investments recorded in the Statement of Changes in Net Assets Available for Benefits consists of realized gains (losses) on sales and unrealized appreciation (depreciation) on investments.

Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. There are no allowances for credit losses as delinquent participant notes are reclassified as distributions based upon the terms of the Plan document.

Payment of Benefits
Benefits are recorded when paid.

Subsequent Events
The Plan Administrator has evaluated subsequent events through June 24, 2013, the date the financial statements were available to be issued, and made any necessary adjustments and disclosures, as applicable.

On February 8, 2013, the Committee approved the merger of the Playdom 401(k) Profit Sharing Plan and Trust into the Plan, effective September 30, 2013.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

3.    Investments

The following are the Plan’s share of investments within the Master Trust that represent 5 percent or more of the Plan’s total investments at December 31 (in thousands):

	2012	2011

Disney Stock ESOP Fund	$911,596	$711,318
Fidelity Institutional Money Market Fund	268,481	267,926
Fidelity Capital Appreciation K Fund	337,051	280,193
Fidelity Diversified International K Fund	199,766	169,594
PIMCO Total Return Fund	418,419	355,147
Sequoia Fund	350,637	297,306
Vanguard Institutional Index Plus Shares Fund	274,617	235,872

During 2012, the Plan’s share of investments within the Master Trust appreciated in value as follows (in thousands):

Disney Stock Funds	$230,919
International/Global Equities	30,685
Domestic Equities – Small Cap	8,546
Domestic Equities – Mid Cap	18,105
Domestic Equities – Large Cap	135,625
Life Cycle/Target Date Funds	31,394
Bond Funds	11,967
$467,241

4.     Income Taxes

The Company has received a favorable determination letter from the Internal Revenue Service (“IRS”) dated June 30, 2005, stating that the Plan qualifies under the appropriate sections of the Code and is therefore exempt from income taxes under Section 501(a) of the Code. The Plan has subsequently been amended and the Company filed for a new determination letter on January 27, 2011 in accordance with the staggered remedial amendment period provisions of Revenue Procedure 2007-44. The Plan Administrator and the Plan’s legal counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

U.S. GAAP requires the Plan Administrators to evaluate tax positions taken by the plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has concluded that as of December 31, 2012, there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits by the IRS; however, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examination for years prior to 2009.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)
5.     Party-in-Interest Transactions

Under ERISA rules related to 401(k) plans, transactions with related parties of the plan such as a sponsor, administrator, trustee or participant (Parties-in-Interest) are considered either exempt or non-exempt from ERISA prohibited transaction provisions. Non-exempt transactions are subject to penalty taxes.

During the year ended December 31, 2012, the Plan had the following exempt party-in-interest transactions:

•	Certain Plan investments are shares of registered investment companies managed by Fidelity, who is the Trustee of the Plan.

•	Fees paid by the Plan to the Trustee amounted to $256,950 for the year ended December 31, 2012.

•	The Company absorbed certain administrative expenses on behalf of the Plan totaling $150,226.

•	Participants borrowed $24,340,595 of loans and made repayments of $20,507,013.

•	The Plan also allows participants to invest in Company common stock through the Disney Stock ESOP Fund and the Disney Stock Non ESOP Fund investment funds.

During the year ended December 31, 2011, the Plan had non-exempt party-in-interest transactions which arose when two participants erroneously obtained a second note receivable although the Plan only allows one note per participant. One of these notes also exceeded the 50% vested account balance maximum. The Plan has corrected these violations in 2012 by reporting the second note as deemed distributions under Code §72(p), and has implemented a new control to prevent recurrence in the future. These transactions totaled $28,631 and are reported in the attached Schedule of Nonexempt Transactions.

6.     Investment in Disney Savings Plan Master Trust

The Plan’s investments are held in the Master Trust, which also includes the assets of the Disney Hourly Savings and Investment Plan and the Disney Retirement Savings Plan, which are other defined contribution plans sponsored by the Company. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. The Plan’s interest in the net assets of the Master Trust was approximately 95% at December 31, 2012 and 2011. Investment income of the Master Trust for the year ended December 31, 2012 was allocated based upon each Plan’s interest within each of the investment funds held by the Master Trust. For the year ended December 31, 2012, the Master Trust’s purchases and sales of Company common stock were $139,480,851 and $167,226,548, respectively.

Investments held by the Master Trust are as follows (in thousands):

	December 31,
	2012	2011
Investments, at fair value:
Disney Stock Funds	$955,316	$741,358
International/Global Equities	223,360	185,181
Domestic Equities – Small Cap	228,813	204,092
Domestic Equities – Mid Cap	277,389	253,969
Domestic Equities – Large Cap	1,023,006	855,974
Life Cycle/Target Date Funds	493,820	371,734
Bond Funds	469,286	393,079
Money Market Funds	303,829	297,985
Total	$3,974,819	$3,303,372

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

6.     Investment in Disney Savings Plan Master Trust

The changes in net assets for the Master Trust are as follows (in thousands):

For the Year Ended
December 31, 2012
Changes in Net Assets:
Dividends	$108,050
Net appreciation in fair value of investments	488,727
Net investment income	596,777
Net Transfers	74,670
Increase in net assets	671,447
Net assets:
Fair value of investments at beginning of year	3,303,372
Fair value of investments at end of year	$3,974,819

The net appreciation in the fair value of the investments held by the Master Trust is as follows (in thousands):

For the Year Ended
December 31, 2012
Net appreciation:
Disney Stock Funds	$240,626
International/Global Equities	32,108
Domestic Equities – Small Cap	9,068
Domestic Equities – Mid Cap	19,122
Domestic Equities – Large Cap	140,625
Life Cycle/Target Date Funds	34,773
Bond Funds	12,405
Total	$488,727

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

7.     Fair Value Measurements

Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants. Assets and liabilities measured at fair value are classified in the following three categories:

•	Level 1 – Quoted prices for identical instruments in active markets

•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

The Plan’s assets are Level 1 assets.

DISNEY SAVINGS AND INVESTMENT PLAN

EIN: 95-4545390, Plan: 011

SCHEDULE H, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2012

	(b)	(c)	(e)
(a)	Identity of Issue, Borrower, Lessor, or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	Current Value

*	Disney Savings Plan Master Trust	Master Trust Investment Account	$3,765,050,101
*	Notes receivable from participants	Notes mature between January 2013 and January 2043 with interest rates that range from 4.25% to 9.25%.	$53,473,218

* A party-in-interest for which a statutory exemption exists.

DISNEY SAVINGS AND INVESTMENT PLAN

EIN: 95-4545390, Plan: 011

SCHEDULE H, LINE 4d - SCHEDULE OF NONEXEMPT TRANSACTIONS

and SCHEDULE G, PART III – SCHEDULE OF NONEXEMPT TRANSACTIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Identity of party involved	Relationship to plan, employer, or other party-in-interest	Description of transactions	Purchase Price	Selling Price	Lease Rental	Expenses incurred in connection with transaction	Cost of Asset	Current Value	Net gain or (loss) on each transaction

The Walt Disney Company	Plan Sponsor	In 2011, two participants erroneously obtained a second plan loan contrary to plan provisions, and one of these loans also exceeded the 50% vested account balance maximum. *See below.	N/A	N/A	N/A	N/A	N/A	$28,631	N/A

*The participants were able to obtain the second loan because plan records indicated that their first loan had been fully repaid. However, the first loan ultimately remained unpaid because the participants’ loan repayments were returned for insufficient funds. The Plan has corrected these loan failures in 2012 by reporting them as deemed distributions under Code §72(p). An administrative control has been implemented extending the period between loan payoffs and new loan initiations in order to insure that loans are repaid before issuing any new loans.